Exhibit 99.1

Flux Power Announces Record New Purchase Orders of $64 Million in Fiscal Year 2022

September 06, 2022 8:31am EDT

VISTA, Calif.—(BUSINESS WIRE)— Flux Power Holdings, Inc. (NASDAQ: FLUX), a developer of advanced lithium-ion energy storage solutions for electrification of commercial and industrial equipment, today announced combined purchase orders from new and existing customers in excess of $64 million in the fiscal year June 30, 2022, which was more than 82% over the order volume for fiscal year June 30, 2021.

While not an exact measure, we estimate that purchase orders indicate future revenue potential from new customers in fiscal year 2022 was 26% of revenue, with the remaining 74% from repeat customers. Our strategy reflects a “relationship,” not transactional, business with our customers that provides ongoing new purchase needs and service requirements.

Ron Dutt, Flux Power Chief Executive Officer, commented, “We believe new purchase orders in our fiscal year 2022 are a strong indicator of our potential to reach $70 million in annual revenue run rate in the near term. Our strategic initiatives to accelerate backlog conversion to shipments and increase inventory turns are also driving revenue results and gross margins that will lead toward profitability. Additional momentum is being driven by the accelerating ‘economy-wide’ renewable energy transition. The recently passed Inflation Reduction Act includes tax and other incentives that are aimed at significantly accelerating the adoption of zero-emission technologies for commercial vehicles. We believe our products will benefit as electrification extends to material handling and other equipment supported by Flux as customers transition their entire fleets to clean energy solutions.

“Looking closer at our customer breakdown, we are building a strong portfolio of nearly 74% ‘ongoing, repeat’ customers in fiscal 2022. We believe the combination of repeat customer orders and continued acquisition of new customer business can drive revenue growth to $100 million and beyond in the next several years. We are seeing strong growth from both the material handling equipment sector and the airport ground support equipment sector. Additional interest from the emerging robotic material handling equipment vertical is also driving demand as these customers look to improve their productivity and equipment integration.

“With record new order growth, an expanding customer base, and accelerating clean energy demand, we believe our growth trajectory in fiscal year 2022 is on track for another record revenue year. We look forward to providing additional insight and results of our full fiscal year financial results on our upcoming earnings call,” concluded Dutt.

About Flux Power Holdings, Inc.

Flux Power (NASDAQ: FLUX) designs, manufactures, and sells advanced lithium-ion energy storage solutions for electrification of a range of industrial and commercial sectors including material handling, airport ground support equipment (GSE), and stationary energy storage. Flux Power’s lithium-ion battery packs, including the proprietary battery management system (BMS) and telemetry, provide customers with a better performing, lower cost of ownership, and more environmentally friendly alternative, in many instances, to traditional lead acid and propane-based solutions. Lithium-ion battery packs reduce CO2 emissions and help improve sustainability and ESG metrics for fleets. For more information, please visit www.fluxpower.com.

Forward-Looking Statements

This release contains projections and other “forward-looking statements” relating to Flux Power’s business, that are often identified using “believes,” “expects” or similar expressions. Forward-looking statements involve several estimates, assumptions, risks, and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include impact of COVID-19 on Flux Power’s business, results and financial condition; Flux Power’s ability to obtain raw materials and other supplies for its products at competitive prices and on a timely basis, particularly in light of the potential impact of the COVID-19 pandemic on its suppliers and supply chain; the development and success of new products, projected sales, deferral of shipments, Flux Power’s ability to fulfill backlog orders or realize profit from the contracts reflected in backlog sale; Flux Power’s ability to fulfill backlog orders due to changes in orders reflected in backlog sales, Flux Power’s ability to obtain the necessary funds under the credit facilities, Flux Power’s ability to timely obtain UL Listing for its products, Flux Power’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance and purchase of current and new products, and Flux Power’s ability to negotiate and enter into a definitive agreement in connection with the Letter of Intent. Actual results could differ from those projected due to numerous factors and uncertainties. Although Flux Power believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, they can give no assurance that such statements will prove to be correct, and that the Flux Power’s actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and Flux Power assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power, and associated logos are trademarks of Flux Power Holdings, Inc. All other third-party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

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Media & Investor Relations:
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External Investor Relations:

Chris Tyson, Executive Vice President
MZ Group - MZ North America
949-491-8235
FLUX@mzgroup.us
www.mzgroup.us